EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated February 26, 2019, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Fourth Quarter 2018 Earnings
February 26, 2019, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended December 31, 2018 (“2018 Quarter”). Total revenue for the 2018 Quarter increased to $58.3 million from $56.7 million for the quarter ended December 31, 2017 (“2017 Quarter”). Operating income, which is net income before the impact of the change in fair value of derivatives, loss on early extinguishment of debt, gains on sales of property and gains on casualty settlements, increased to $15.5 million for the 2018 Quarter from $14.4 million for the 2017 Quarter.
Net income available to common stockholders was $9.3 million ($0.41 per diluted share) for the 2018 Quarter compared to $8.5 million ($0.38 per diluted share) for the 2017 Quarter. The increase in net income available to common stockholders was primarily due to (a) higher property operating income ($1.6 million), partially offset by (b) higher depreciation and amortization ($0.6 million).
Same property revenue increased 1.3% and same property operating income increased 2.1% for the 2018 Quarter compared to the 2017 Quarter. We define same property revenue as property revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as property operating income minus the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income increased 2.1% and Mixed-Use same property operating income increased 2.2%. The increase in Shopping Center same property operating income was primarily the result of (a) higher other revenue, primarily lease termination fees ($0.5 million) and (b) higher base rent ($0.4 million) partially offset by (c) lower percentage rent ($0.1 million). The increase in Mixed-Use same property operating income was the result of (a) lower provision for credit losses ($0.2 million) and (b) higher base rent ($0.1 million) partially offset by (c) lower percentage rent ($0.1 million). Same property revenue and same property operating income are non-GAAP supplemental performance measures that the Company considers meaningful in measuring its operating performance. Reconciliations of same property revenue and same property operating income to property revenue and property operating income are attached to this press release.
For the year ended December 31, 2018 (“2018 Period”), total revenue increased to $228.2 million from $227.3 million for the year ended December 31, 2017 (“2017 Period”). Operating income was $62.6 million for the 2018 Period compared to $60.6 million for the 2017 Period. Operating income for the 2018 Period increased primarily due to lower interest expense and amortization of deferred debt costs ($2.2 million).
Net income available to common stockholders was $36.0 million ($1.60 per diluted share) for the 2018 Period compared to $35.9 million ($1.63 per diluted share) for the 2017 Period. Net income available to common stockholders for the 2018 Period increased primarily due to (a) lower interest expense and amortization of deferred debt costs ($2.2 million) and (b) gain on sale of property ($0.5 million) partially offset by (c) extinguishment of issuance costs upon redemption of preferred shares ($2.3 million) and (d) higher general and administrative expense ($0.3 million).
Same property revenue increased 0.1% and same property operating income decreased 0.4% for the 2018 Period compared to the 2017 Period. Shopping Center same property operating income decreased 1.1% and Mixed-Use same property operating income increased 1.9%. Shopping Center same property operating income decreased $1.5 million primarily due to (a) the net impact of 2017 lease terminations at Broadlands and Kentlands Square II ($3.5 million) and (b) higher property operating expenses and real estate taxes, net of recoveries ($0.6 million) partially offset by (c) higher base rent ($2.8 million). Mixed-Use same property operating income increased $0.8 million primarily due to (a) higher base rent ($0.8 million) and (b) a rebound in parking revenue as a result of the completion of a garage refurbishment in 2017 ($0.3 million) partially offset by (c) lower percentage rent ($0.3 million).

www.SaulCenters.com

As of December 31, 2018, 95.5% of the commercial portfolio was leased (all properties except the residential portfolio), compared to 94.3% at December 31, 2017. On a same property basis, 95.7% of the portfolio was leased at December 31, 2018, compared to 94.3% at December 31, 2017. As of December 31, 2018, the residential portfolio was 98.3% leased compared to 96.3% as of December 31, 2017.
Funds From Operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and preferred stock redemption charges) increased to $24.5 million ($0.80 per diluted share) in the 2018 Quarter from $22.7 million ($0.76 per diluted share) in the 2017 Quarter. FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release. The increase in FFO available to common stockholders and noncontrolling interests for the 2018 Quarter was primarily due to higher property operating income ($1.6 million).
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and preferred stock redemptions) decreased 0.2% to $93.8 million ($3.11 per diluted share) in the 2018 Period from $94.0 million ($3.18 per diluted share) in the 2017 Period. FFO available to common stockholders and noncontrolling interests for the 2018 Period decreased primarily due to (a) the net impact of 2017 lease terminations at Broadlands and Kentlands Square II ($3.5 million) and (b) extinguishment of issuance costs upon redemption of preferred shares ($2.3 million) partially offset by (c) higher base rent ($3.6 million) and (d) lower interest expense and amortization of debt expense ($2.2 million).
Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio comprised of 60 properties which includes (a) 56 community and neighborhood shopping centers and mixed-use properties with approximately 9.3 million square feet of leasable area and (b) four land and development properties. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

Safe Harbor Statement
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K filed on February 26, 2019, and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, and (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019.

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2018	December 31, 2017

Assets
Real estate investments
Land	$488,918	$450,256
Buildings and equipment	1,273,275	1,261,830
Construction in progress	185,972	91,114
	1,948,165	1,803,200
Accumulated depreciation	(525,518)	(488,166)
	1,422,647	1,315,034
Cash and cash equivalents	14,578	10,908
Accounts receivable and accrued income, net	53,876	54,057
Deferred leasing costs, net	28,083	27,255
Prepaid expenses, net	5,175	5,248
Other assets	3,130	9,950
Total assets	$1,527,489	$1,422,452

Liabilities
Mortgage notes payable	$880,271	$897,888
Term loan facility payable	74,591	—
Revolving credit facility payable	45,329	60,734
Construction loan payable	21,655	—
Dividends and distributions payable	19,153	18,520
Accounts payable, accrued expenses and other liabilities	32,419	23,123
Deferred income	28,851	29,084
Total liabilities	1,102,269	1,029,349

Equity
Preferred stock	180,000	180,000
Common stock	227	221
Additional paid-in capital	384,533	352,590
Distributions in excess of accumulated earnings and other comprehensive loss	(208,848)	(198,406)
Total Saul Centers, Inc. equity	355,912	334,405
Noncontrolling interests	69,308	58,698
Total equity	425,220	393,103
Total liabilities and equity	$1,527,489	$1,422,452

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)
Property revenue
Base rent	$46,685	$45,705	$184,684	$181,141
Expense recoveries	8,955	8,969	35,537	35,347
Percentage rent	208	490	994	1,458
Other	2,426	1,462	6,689	9,259
Total property revenue	58,274	56,626	227,904	227,205
Operating expenses
Property operating expenses	7,436	7,146	28,202	27,689
Provision for credit losses	155	304	685	906
Real estate taxes	6,817	6,873	27,376	26,997
Total property expenses	14,408	14,323	56,263	55,592
Property operating income	43,866	42,303	171,641	171,613

Other revenue	54	49	272	80
Other expenses
Interest expense and amortization of deferred debt costs	11,254	11,640	45,040	47,225
Depreciation and amortization of deferred leasing costs	11,905	11,298	45,861	45,694
General and administrative	5,251	4,998	18,459	18,176
Total other expenses	28,410	27,936	109,360	111,095
Operating income	15,510	14,416	62,553	60,598
Change in fair value of derivatives	(1)	72	(3)	70
Gain on sale of property	—	—	509	—
Net Income	15,509	14,488	63,059	60,668
Noncontrolling interests
Income attributable to noncontrolling interests	(3,240)	(2,928)	(12,505)	(12,411)
Net income attributable to Saul Centers, Inc.	12,269	11,560	50,554	48,257
Extinguishment of issuance costs upon redemption of preferred shares	—	—	(2,328)	—
Preferred stock dividends	(2,953)	(3,094)	(12,262)	(12,375)
Net income available to common stockholders	$9,316	$8,466	$35,964	$35,882
Per share net income available to common stockholders
Basic	$0.42	$0.39	$1.61	$1.64
Diluted	$0.41	$0.38	$1.60	$1.63

Weighted Average Common Stock:
Common stock	22,664	22,072	22,383	21,901
Effect of dilutive options	31	114	42	107
Diluted weighted average common stock	22,695	22,186	22,425	22,008

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2018	2017	2018	2017
Net income	$15,509	$14,488	$63,059	$60,668
Subtract:
Gain on sale of property	—	—	(509)	—
Add:
Real estate depreciation and amortization	11,905	11,298	45,861	45,694
FFO	27,414	25,786	108,411	106,362
Subtract:
Preferred stock dividends	(2,953)	(3,094)	(12,262)	(12,375)
Preferred stock redemption	—	—	(2,328)	—
FFO available to common stockholders and noncontrolling interests	$24,461	$22,692	$93,821	$93,987
Weighted average shares:
Diluted weighted average common stock	22,695	22,186	22,425	22,008
Convertible limited partnership units	7,821	7,536	7,731	7,503
Average shares and units used to compute FFO per share	30,516	29,722	30,156	29,511
FFO per share available to common stockholders and noncontrolling interests	$0.80	$0.76	$3.11	$3.18

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of property revenue to same property revenue (2)
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Total property revenue	$58,274	$56,626	$227,904	$227,205
Less: Acquisitions, dispositions and development properties	(892)	—	(5,839)	(5,460)
Total same property revenue	$57,382	$56,626	$222,065	$221,745

Shopping Centers	$41,689	$40,999	$159,806	$160,393
Mixed-Use properties	15,693	15,627	62,259	61,352
Total same property revenue	$57,382	$56,626	$222,065	$221,745

Total Shopping Center revenue	$41,689	$40,999	$164,671	$165,853
Less: Shopping Center acquisitions, dispositions and development properties	—	—	(4,865)	(5,460)
Total same Shopping Center revenue	$41,689	$40,999	$159,806	$160,393

Total Mixed-Use property revenue	$16,585	$15,627	$63,233	$61,352
Less: Mixed-Use acquisitions, dispositions and development properties	(892)	—	(974)	—
Total same Mixed-Use revenue	$15,693	$15,627	$62,259	$61,352
(2) Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of property operating income to same property operating income (3)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2018	2017	2018	2017
Property operating income	$43,866	$42,303	$171,641	$171,613
Less: Acquisitions, dispositions and development properties	(676)	—	(4,787)	(4,083)
Total same property operating income	$43,190	$42,303	$166,854	$167,530

Shopping Centers	$32,862	$32,199	$125,641	$127,095
Mixed-Use properties	10,328	10,104	41,213	40,435
Total same property operating income	$43,190	$42,303	$166,854	$167,530

Shopping Center operating income	$32,862	$32,199	$129,701	$131,178
Less: Shopping Center acquisitions, dispositions and development properties	—	$—	(4,060)	(4,083)
Total same Shopping Center operating income	$32,862	$32,199	$125,641	$127,095

Mixed-Use property operating income	$11,004	$10,104	$41,940	$40,435
Less: Mixed-Use acquisitions, dispositions and development properties	(676)	—	(727)	—
Total same Mixed-Use property operating income	$10,328	$10,104	$41,213	$40,435

(3) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.